Exhibit 10.1

Execution

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (the “Agreement”) between Kong Hian (a/k/a “Victor”) Lee (“Employee”) and Ascent Solar Technologies, Inc. (the “Company”) sets forth the agreed upon terms and conditions concerning Employee’s separation from the Company. These terms and conditions are as follows:

1. Employment Resignation; Termination of Benefits. Employee resigned from his employment with the Company effective as of September 17, 2022 (the “Resignation Date”). Employee’s Company-sponsored healthcare coverage will terminate as of the last day of the month of the Resignation Date. Thereafter, Employee will be eligible to continue healthcare coverage for up to 18 months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or applicable state law (“COBRA”) and in accordance with the COBRA premium payment terms as specified in Paragraph 2, below. All other Company-sponsored benefits will terminate effective as of the Resignation Date.

2. Separation Benefits. In consideration for Employee entering into and not revoking this Agreement, the Company shall provide the following “Separation Benefits” to Employee: (a) payment of twelve (12) months’ salary equal to $360,000.00, which amount shall be payable in accordance with the Company’s customary payroll practices and regular payroll time periods as in effect from time to time, beginning the first payroll period after the Effective Date of this Agreement (as defined in Section 9); (b) payment of a portion of Employee’s annual discretionary bonus, which equals $200,000, half of which ($100,000) shall be payable beginning the first payroll period after the Effective Date and the other half of which ($100,000) which shall be payable on or before January 31, 2023; and (c) subject to Employee's lawful and proper application and eligibility for COBRA benefits, the Company shall pay Employee the amount of the Company’s monthly insurance contribution (currently $415) for a period of up to twelve months of COBRA coverage, not to exceed $500.00 per month payable by the Company for Employee’s COBRA premiums. (Employee acknowledges and understands that he will be responsible for any portion of such COBRA premiums which he paid as his employee contribution while employed by the Company and also, any amounts in excess of $500.00 per month). At its discretion, the Company may pay its portion of Employee’s COBRA premiums in one lump-sum payment during the first payroll period after the Effective Date of this Agreement. All such Separation Benefits will be subject to all legal and customary withholdings. Employee agrees that he will submit any and all necessary state and federal tax forms related to these Separation Benefits. Employee acknowledges that the Company is not otherwise obligated to provide the Separation Benefits and is doing so only as a term and condition of this Agreement.

3. Final Compensation. As of the date of this Agreement, and except for the obligations created by this Agreement, Employee acknowledges and agrees Employee has been paid all compensation to which Employee was entitled in connection with Employee’s employment with the Company, including wages and accrued vacation up to and including the Separation Date. The Company agrees to pay Employee’s accrued PTO (approximately $34,500) in the Company’s next regular payroll cycle.

4. Release and Discharge of Claims. In consideration for the promises and covenants contained herein, Employee irrevocably and unconditionally releases and discharges the Company and all affiliated and related entities, and their respective agents, officers, directors, shareholders, members, managers, employees, attorneys, insurers, subsidiaries, predecessors, successors and assigns (“Releasees”), from any and all claims, liabilities, obligations, promises, causes of action, actions, suits, or demands, of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, arising from or relating to any omissions, acts or facts that have occurred up until and including the date of this Agreement, including but not limited to those arising from or related or attributable to Employee’s employment with the Company and Employee’s separation from such employment and/or the Board of Directors (“Claims”). Such Claims include, but are not limited to, claims based upon any violation of the Company’s policies and regulations or any written or oral contract or agreement between the Company and Employee; tort and common law claims including but not limited to claims for wrongful or retaliatory discharge, emotional distress, defamation, slander, libel or false imprisonment, claims for attorneys’ fees, back pay, front pay or reinstatement; claims based upon employment discrimination or harassment of any kind or nature, and claims based upon alleged violation of: the Colorado Anti-Discrimination Act, the Lawful Off-Duty Activities Statute, the Personnel Files Employee Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, the Colorado Equal Pay Act, the Colorado Minimum Wage Order, the Colorado Genetic Information Non-Disclosure Act, and any other labor related law in the State of Colorado, each as amended; the Equal Pay Act of 1963, as amended (29 U.S.C. section 206(d) et. seq.); Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. section 2000e et seq.); the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. section 1001 et seq.); the Family Medical Leave Act (29 U.S.C. section 2601 et seq.); the Fair Labor Standards Act of 1938, as amended (29 U.S.C. section 201, et seq.); the United States Constitution; the Americans With Disabilities Act, as amended (42 U.S.C. section 12101, et seq.); 42 U.S.C. sections 1981 and 1983; State or Federal wage and hour laws; or any other State, Federal or local statutes or laws. The provisions of this Section do not release claims that cannot be released as a matter of law. However, Employee acknowledges that Employee is not entitled to any monetary damages resulting from any such actions.

5. Attorney Review. It is the Company’s sincere desire that Employee signs this agreement knowingly and voluntarily, without coercion or duress. As such, Employee is hereby notified to have the right to have this Agreement reviewed by an attorney before signing the Agreement. In addition, Employee has 7 days from the date that Employee signs this Agreement to revoke Employee’s consent. If Employee revokes Employee’s consent to this Agreement, Employee will be ineligible to receive the additional payment described in Section 2, above.

6. No Admission of Liability. The parties understand, acknowledge and agree that this is a voluntary agreement, and that the furnishing of consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by either party, each party expressly denying liability for any and all claims.

7. No Claims Filed. Employee represents and warrants that as of the date Employee executed this Agreement, Employee has not filed or lodged, or caused to be filed or lodged, any complaint, charge, cause of action, or claim of whatsoever kind or character, with any court, administrative agency or other body or entity against Company or any of the Releasees. Employee further agrees that, to the fullest extent permitted by law, Employee will not prosecute, nor allow to be prosecuted on Employee’s behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein.

In addition, Employee acknowledges that as of the date he signed this Agreement, he (a) has not suffered a work-related injury or aggravation of same that he has not properly disclosed to the Company; (b) that he has been paid or, will be paid pursuant to the terms of this Agreement in full, all wages, bonuses, incentive compensation, severance pay, vacation pay and commissions due and owing him for any and all work performed for the Company; (c) that he has disclosed to the Company all material facts which are or were damaging or potentially damaging to the Company; (d) and that he is not aware of any action/inaction he or any other Company employee took or failed to take during his employment with the Company that could give rise to a claim against the Company and/or any other third party and; (e) that he has received all leaves of absence (including FMLA leave) to which he would have been entitled under applicable laws.

8. Review of Agreement. Employee acknowledges that Employee was provided a copy of this Agreement on September 21, 2022. To accept this Agreement, the Agreement, signed and dated by Employee, must be received by Mike Gilbreth, Chief Financial Officer, within twenty-one (21) days of Employee’s receipt as stated in Section 9 below. If the executed Agreement is not received as provided in Section 9, then the Agreement will no longer be open for acceptance by Employee, and will be of no further force or effect without any further action by the Company.

9. Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination In Employment Act. Employee acknowledges and agrees that Employee is knowingly and voluntarily waiving and releasing any rights that Employee may have under the Age Discrimination in Employment Act of 1967. Employee also acknowledges that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which Employee already is entitled, and that, but for this Agreement, Employee would not be entitled to the consideration set forth in Section 2 of this Agreement. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee’s waiver and release does not apply to any claims that arise after Employee’s execution of this Agreement; (b) Employee should consult with an attorney prior to executing this Agreement; (c) Employee has twenty-one (21) calendar days from Employee’s receipt of the Agreement to consider this Agreement (although Employee by Employee’s own choice may execute this Agreement earlier); (d) changes to the terms of the Agreement, whether material or immaterial, will not restart this twenty-one (21) day period; (e) Employee has seven (7) calendar days following Employee’s execution of this Agreement to revoke it in writing; and (f) this Agreement shall not be effective and enforceable unless and until the seven (7) day revocation period has expired without revocation of the Agreement by Employee (“Effective Date”). Employee may revoke this Release within seven (7) calendar days only by giving the Company formal, written notice of Employee’s revocation of this Release (including, without limitation, by delivering such notice by email) to Mike Gilbreth, Chief Financial Officer, via email at mgilbreth@ascentsolar.com. Such notice must be received by the Company before the expiration of the seven (7) day revocation period referenced above. Neither the provisions of Section 4 or of this Section 9 release claims that cannot be released as a matter of law. The provisions of this Section 9 also do not preclude (1) filing suit to challenge the Company’s compliance with the waiver requirements of the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, or (2) filing a charge with the Equal Employment Opportunity Commission. However, Employee acknowledges that Employee is not entitled to any monetary damages resulting from any such actions.

10. Confidentiality. The terms of this Agreement and content of the discussions pertaining to this Agreement shall be considered and treated as confidential and Employee shall not discuss or otherwise disclose, in any manner, the fact of this Agreement and/or the substance or content of discussions involved in reaching this Agreement to any person other than his attorney and tax advisors and as required by appropriate taxing or other legal authorities.

11. Return of Property. Employee represents and acknowledges that Employee has returned to the Company all property of the Company in Employee’s possession or under Employee’s control, including but not limited to leased automobile, files, laptop computer, all related software, office keys and credit cards. Employee further represents and warrants that Employee has no other Company property in Employee’s possession or under Employee’s control, including hard copy or electronically stored documents, computer disks, written policies or procedures or other documents pertaining to any past, present or known prospective clients of the Company, and that Employee has not given these or similar items to any third party, except in the course and scope of Employee’s employment with the Company.

12. Reasonable Cooperation and Non-disparagement. Employee agrees to communicate and cooperate with the Company in good faith regarding the transition of his remaining duties and any pending or future Company issues of which Employee has knowledge or information. Employee also agrees that Employee shall refrain from making, directly or indirectly, either orally or in writing, any disparaging statement about any of the Releasees. This Section shall not apply (1) if Employee is compelled to testify in a legal proceeding, including any legal proceeding between the parties to the Agreement or (2) as provided in Section 13 below.

13. Government Authorities. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or freely participating in any investigation or proceeding conducted by any federal, state, or local government agency or authority. Notwithstanding the foregoing, should Employee or anyone acting on Employee’s behalf, initiate any legal proceeding against the Releasees involving any matter subject to the Release, Employee will not seek or accept any form of monetary relief in respect of such proceeding, except that Employee may apply for and obtain a reward in respect of information provided to the Securities and Exchange Commission or other government agency relating to alleged securities laws violations.

14. Neutral Reference. Employee will inform any prospective employer to contact Mike Gilbreth, Chief Financial Officer, regarding any reference or other information pertaining to Employee. In response to any such inquiry, the Company will respond by confirming Employee’s dates of employment, position and salary at the time of separation, and indicate that it is the Company’s policy not to release any additional information.

15. No Challenge to Claim for Unemployment Benefits. While the Company will provide any requested information in connection with claims for unemployment insurance benefits, the Company will not challenge or otherwise contest Employee’s application for such benefits.

16. No Tax Advice; Indemnity. Employee hereby acknowledges that Employee has obtained no advice from the Company, and that neither the Company, nor its employees, officers, directors, agents, representatives nor attorneys, have made any representation regarding the tax consequences, if any, of the payment of the amounts payable pursuant to Section 2 of this Agreement. Employee agrees that Employee is solely responsible for the payment of all taxes and other related contributions, if any, due as a result of the amounts paid by the Company pursuant to Section 2 of this Agreement, and Employee agrees to defend, including payment of all related attorneys’ fees and costs, indemnify and hold harmless the Releasees against any and all claims which may be asserted by any taxing or other government authority against the Releasees, or any of them, for taxes, withholding taxes, employer contributions, penalties, interest, and any other assessment that may be asserted or levied by any tax or other government authority arising from or relating to the Company’s payment of the amounts set forth in Section 2 of this Agreement.

17. Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

18. Attorneys’ Fees. In the event of a lawsuit or other proceeding in which any party to this Agreement claims a breach of this Agreement, or seeks to enforce or interpret this Agreement, the prevailing party shall be entitled to an award for reasonable attorneys’ fees and costs, together with any costs and expenses, incurred in connection with such dispute.

19. Venue and Jurisdiction. The validity and interpretation of this Agreement shall be governed by the laws of the State of Colorado without giving effect to the principles of conflict of laws. The parties each hereby consent to exclusive jurisdiction and venue for all purposes in the state courts located in Adams or Denver County, Colorado, or the United States District Court for the District of Colorado.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties further agree that electronic or facsimile signatures shall be deemed to be as effective and binding as original signatures hereto for all purposes.

21. General Interpretation. The terms of this Agreement have been prepared by the parties to this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement. If any term, provision, covenant or condition of this Agreement shall be or become illegal, null, void or against public policy, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated thereby.

22. Entire Agreement. Unless otherwise stated herein, this Agreement constitutes the complete understanding between the Company and Employee. No other obligations or agreements shall be binding unless in writing and signed by these parties. Unless otherwise stated herein, the parties represent to each other that they are not relying on any other agreement or oral representations not fully expressed in this Agreement. Unless otherwise stated herein, this Agreement sets forth the entire Agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. The above language notwithstanding, the Company and Employee expressly agree that Employee will comply with the following restrictive covenants in accordance with the terms of his Executive Employment Agreement, effective April 4, 2014: (a) Paragraph 4 pertaining to his duty not to use or disclose the Company’s Confidential Information; (b) Paragraph 7 pertaining to his commitment not to compete with the Company and; (c) Paragraph 8 pertaining to his duty not to solicit the Company’s employees to leave their employment with the Company. Employee agrees that Paragraphs 4, 7 and 8 are not superseded or otherwise modified by this Agreement and shall remain in full force and effect in accordance with the terms of his April 4, 2014 Executive Employment Agreement. Employee acknowledges and agrees that in addition to any and all other relief or damages available to the Company, if Employee breaches Paragraphs 4, 7 and/or 8 of his Executive Employment Agreement, the Company is entitled to cease any and all Separation Benefit Payments under Paragraph 2 of this Agreement and recoup all such Separation Benefits already paid to Employee.

[Signature page follows]

THE ABOVE TERMS AND CONDITIONS ARE HEREBY AGREED TO BY THE UNDERSIGNED PARTIES.

ASCENT SOLAR TECHNOLOGIES, INC.	EMPLOYEE

/s/ Mike Gilbreth	/s/ Victor Lee
Mike Gilbreth	Kong Hian (a/k/a “Victor”) Lee
Chief Financial Officer

Dated: September 21, 2022	Dated: September 21, 2022

[Signature Page to Separation Agreement and Release of All Claims]